Exhibit 10.7

Special Operations Equipment Solutions
January 14, 2010

To:	Pat Bohlen
From:	Dan Clarkson/Luke Hillier
Re:	2010 Compensation Plan Details
Pat:
Below are the details for your 2010 Executive Compensation Plan. This plan goes into effect January 1, 2010.
Annual Base Salary
$7,161 paid bi-weekly, annualizes to $186,186
Annual Bonus Opportunity
$148,965
Bonuses will be paid as a combination of quarterly achievement bonuses and a year-end EBITDA bonus.
•	Quarterly Bonus Goal: $45,000 — $11,250/quarter

•	Year-End EBITDA Bonus Goal: $103,965 (at 100% EBITDA)
Car Allowance
$650/month
Total Target Earnings
$342,951
This compensation plan is subject to change at the sole discretion of the company. Please be advised that business needs may require occasional shifts in goals, territories, and personnel. Compensation information is private and confidential and for your sole use. Any employee found to be sharing compensation information may be subject to disciplinary action up to and including termination. This document in no way implies a contract for continued employment. Employment with ADS is At-Will.

/s/ Daniel Clarkson		/s/ Pat Bohlen

Daniel Clarkson	date	Pat Bohlen	date